UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

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LIVERAMP HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following contains an employee FAQ sheet made available to employees of Registrant on June 2, 2026.

Transaction Employee FAQ

1.	What was announced?

●	We announced that LiveRamp has entered into a definitive agreement to be acquired by Publicis, a global leader in communications, for $38.50 per share in cash.
●	This is a significant moment for LiveRamp – one that reflects the strength of our business, the importance of our mission and, above all, the hard work and dedication of this team.
●	We expect the transaction to close before year-end 2026, subject to regulatory approvals, approval by LiveRamp shareholders and other closing conditions.
●	Once the transaction is completed, LiveRamp will operate as an independent business within Publicis, and Scott Howe will continue to lead LiveRamp as CEO.
●	Until the transaction closes, the most important thing we can all do is stay focused on our day-to-day responsibilities and continue delivering for our customers and partners.

2.	Who is Publicis Groupe? Why are they the right partner for LiveRamp and why is this the right next step in our journey?

●	We have long respected Publicis as a leader in the industry as well as a valued partner of LiveRamp.
●	Today’s announcement is a natural next step in that relationship.
●	Publicis has a strong track record of investing in businesses with significant potential, and we’re confident that they’re the right strategic partner to help us expand our global presence, accelerate our next phase of growth, and bring our technology to more customers and partners around the world.
●	Together, LiveRamp and Publicis have an exciting opportunity as AI reshapes how companies use data to create value.
●	As AI evolves toward more agentic applications, we’re confident that LiveRamp and Publicis will help enable customers to unlock even greater value through data co-creation and accelerate their business transformations.

3.	Why enter this transaction with Publicis instead of continuing as strategic partners?

●	We have long respected Publicis as a leader in the industry as well as a valued partner of LiveRamp.
●	Our existing partnership built a foundation of understanding across our businesses and teams.

●	This acquisition will allow us to unlock deeper collaboration and growth opportunities for both businesses.

4.	How will LiveRamp and Epsilon operate within Publicis?

●	Following close, LiveRamp and Epsilon will operate as separate entities within Publicis.
●	LiveRamp is a technology company, and post-close, our financials will be reported within the Technology segment at Publicis.
●	Epsilon is a managed service that enables direct consumer engagement and marketing activation

5.	What does this transaction mean for LiveRamp’s strategy?

●	This transaction is about a change of ownership, not a change of strategy.
●	Our mission, customer-first approach and values that have guided our success remain as important as ever.
●	Once the transaction is completed, LiveRamp will operate as an independent business within Publicis, and Scott Howe will continue to lead LiveRamp as CEO.
●	We are committed to maintaining operational neutrality and abiding by an independence charter focused on open access, privacy and pricing controls and are confident that this structure will enable us to do just that.
●	We look forward to our next chapter with Publicis while we continue to execute against the same mission and customer commitments that have defined our success.

6.	What does this announcement mean for employees?

●	We believe this transaction is an important next step in LiveRamp’s journey, and we expect it to benefit all of our stakeholders, including our team members.
●	Publicis recognizes the value of what we have built, the strength of our team and the valuable role LiveRamp plays across the ecosystem.
●	Following the completion of the transaction, LiveRamp will operate as an independent business within Publicis, and Scott Howe will continue to lead LiveRamp as CEO.
●	Furthermore, as part of a more global company with additional resources, we look forward to expanded growth and development opportunities for our team.
●	Importantly, this is just the beginning of the process to bring our companies together. Until the transaction is completed, it is business as usual for all of us and there are no changes to how we operate.
●	We’ll continue to communicate openly as we move through this process.

7.	What are the next steps in this process?

●	We expect the transaction to close before year-end 2026, subject to regulatory approvals, approval by LiveRamp’s shareholders and other closing conditions.
●	Until then, LiveRamp and Publicis will remain separate companies.
●	There is a dedicated team focused on this process to complete the transaction, as well as on integration planning and how to best bring our two companies together.
●	While this work remains underway, the most important thing we can all do is stay focused on our day-to-day responsibilities and continue delivering for our customers and partners.

8.	What do I tell customers who ask me about this transaction?

●	You can share that – while we’re looking forward to the benefits that Publicis will provide – until the transaction closes, LiveRamp and Publicis will remain separate companies, and it is business as usual.
●	Post-close, LiveRamp will operate as an independent business within Publicis, and Scott Howe will continue to lead as CEO.
●	We are confident that this structure will allow us to preserve openness, interoperability and a customer-first approach.
●	If you are not prepared to answer a specific question, be prepared to punt it, for example, “We’re happy to provide you with more specifics as we move forward.”

9.	Will this transaction impact LiveRamp’s hiring?

●	It is business as usual at LiveRamp, and as we’ve previously communicated, and we will continue to hire.
●	We regularly review headcount as part of our normal course operation of the business, and we will continue to make adjustments as appropriate to meet the needs of the Company.
●	Regarding today’s announcement, it is still very early in the process, and many details have yet to be worked out.
●	That said, Publicis recognizes the value of what we have built, the strength of our team and the valuable role LiveRamp plays across the data ecosystem.
●	We expect that operating as part of a more global company with additional resources will provide expanded growth and development opportunities for our team.

10.	What is happening to my equity grants?

●	At the closing of the transaction, LiveRamp’s time-based equity awards will convert into time-based cash awards based on the per share price payable by Publicis in the transaction ($38.50 per share) and the number of LiveRamp shares subject to the equity award at closing.
●	These cash awards will continue to vest following close in accordance with the same terms that applied to the LiveRamp equity award prior to closing. We will share additional details regarding the treatment of equity awards in the coming days as appropriate.

11.	What will happen to my current vested LiveRamp stock?

●	All LiveRamp shareholders will receive $38.50 in cash per share upon close of the transaction.

12.	What will happen to my stock that vests between now and close?

●	Until the transaction closes, LiveRamp and Publicis will remain separate companies, and LiveRamp will continue to operate much as we do today.
●	That means that all stock grants will continue to vest in line with previous schedules.

13.	Does this transaction impact compensation and employee benefits?

●	Until the transaction closes, LiveRamp and Publicis will remain separate companies, and LiveRamp will continue to operate much as we do today.
●	Publicis has also agreed to keep employees’ total base salary, bonus opportunity and benefits substantially comparable for a period of at least one year after the closing.

14.	What does this transaction mean for the LiveRamp management team?

●	This transaction is about a change of ownership, not a change of strategy.
●	Until the transaction closes, LiveRamp and Publicis will remain separate companies.
●	Following close, LiveRamp will operate as an independent business within Publicis, and Scott Howe will continue to lead LiveRamp as CEO.

15.	Will LiveRamp’s headquarters remain in San Francisco?

●	Yes, LiveRamp’s headquarters will remain in San Francisco.

16.	Can I post about the news on social media?

●	As a public company, there are strict Securities and Exchange Commission (“SEC”) rules that govern what and how we are able to share information on social media about this transaction.
●	While team members can share and “like” posts that are sponsored by LiveRamp and the leadership team, they should refrain from creating new content or posting personal commentary, speculation or opinions about the transaction so that we can all comply with SEC rules.
●	If you are in doubt, please contact the Communications team via email: PR@liveramp.com.

17.	What does this mean for LiveRamp’s global expansion in India?

●	LiveRamp’s globalization efforts, including our global expansion in India, remain an important part of the Company, and there are no immediate changes tied to today’s announcement.

●	As we look ahead, we believe this transaction better positions LiveRamp to pursue growth opportunities globally, and we will share updates as we move forward.

18.	Can I communicate with Publicis employees prior to the transaction closing?

●	If your normal day-to-day responsibilities include communicating with Publicis, then it is important to continue those communications in a business as usual manner until the transaction closes.
●	You should refrain from discussing or providing information to Publicis beyond what you provide in the ordinary course today, without first checking with legal counsel.
●	We expect the transaction to close before year-end 2026, subject to regulatory approvals, approval by LiveRamp’s shareholders and other closing conditions.
●	Until that time, LiveRamp and Publicis will remain separate companies.

19.	Are we still having our “Best Self Day” this Friday?

●	Yes! LiveRamp is continuing to operate as normal, and this Friday’s “Best Self Day” is happening as previously scheduled.

20.	Are we still having SummerRamp?

●	Yes! We’re continuing to operate as normal and expect to host SummerRamp. More details on SummerRamp will be shared within the next week.

21. Are there any restrictions on buying or selling LiveRamp or Publicis stock?

●	There are restrictions, and how they apply is similar to what always applies: You should never trade when you are aware of material nonpublic information (MNPI) whether about LiveRamp, Publicis or any other company . And, today no one should trade as we are in a Black Out period.
●	Although the proposed acquisition transaction was publicly announced today, many people may continue to have access to MNPI relating to LiveRamp, the proposed transaction, Publicis as the acquiring company, regulatory approvals, integration planning, financial performance, customer matters, timing and important employment-related issues.
●	The definition of MNPI is broad; it includes information that has not been publicly disclosed that a reasonable investor would likely consider important in making an investment decision.
●	As always, all of us must continue to comply with our Insider Trading Policy and may not trade in the securities of either LiveRamp or Publicis while aware of Material Non-Public Information,
●	Existing blackout and pre-clearance procedures remain in effect unless the Legal Department specifically advises otherwise.
●	Please remember that all nonpublic information concerning the transaction and the parties involved must be kept strictly confidential and should not be discussed externally, including on social media or with family members or friends.
●	If you have any questions regarding trading activity or confidentiality obligations, please contact the Legal Department before taking any action.

22. If I am not a leader and work in engineering or product and don’t know anything about this and have equity vesting this week on Tuesday or later this week, can I sell it?

●	If all you know about this on Tuesday is what we are putting in the FAQs, Scott’s Town Hall or have publicly released, yes.

Responses to Additional Questions: Updated June 2, 2026

23. When do we anticipate the deal officially closing?

The transaction is expected to close by the end of 2026.

24. Publicis currently uses Epsilon’s CoreID for identity resolution. Following the transaction, will LiveRamp’s identity solution still be utilized and invested in the long-term plan? What will happen to LiveRamp’s identity graph?

Yes. In fact, we expect that identity will benefit from the increased investment and more global focus that comes with being part of a larger organization.

LiveRamp’s identity and RampID connectivity are among the most strategic assets in our ecosystem. The scale, neutrality, interoperability, and adoption of our identity-powered RampID across the industry create value for both Publicis clients and the broader market. We believe Publicis’s acquisition will bring additional investment to LiveRamp.

LiveRamp’s identity assets remain foundational to enabling collaboration, activation, and measurement across the open ecosystem.

25. LiveRamp has always been known as being neutral and interoperable. How will we maintain this position on neutrality and interoperability once we are part of Publicis?

LiveRamp has neutrality in its DNA: Our collaboration technology and clean rooms operate with neutrality as a protected, tested, and audited condition of our business.

Client data is protected, access is rigorously governed, controls are the client’s alone, and all of it is firewalled. Neutrality, and the power and value it delivers to our clients, is hard-coded into how we provide technology and data.

26. What should we tell customers who ask about the process in place to keep LiveRamp / customer’s sensitive data separate from the agency?

Protecting customer data has always been foundational to LiveRamp’s business and remains unchanged following the acquisition announcement. Our customers’ data is protected by both contractual and technical guardrails that ensure data remains secure, governed, and used only for approved purposes.

Customers own and control their data. They decide how it is used, by whom, and for what purpose. Existing customer agreements, data usage restrictions, and governance policies remain in place, and customer data cannot be accessed, shared, or repurposed by Publicis, Epsilon, or any other party without the explicit permissions established by the data owner (as set forth in the agreement).

LiveRamp’s platform is designed to prevent unauthorized access to customer data. Sensitive data remains segregated and protected through privacy-enhancing technologies, including clean rooms, encryption, access controls, and Trusted Execution Environments (TEEs). These technologies ensure that data can only be used within approved workflows and governed environments.

27. Is LiveRamp still able to work with other agencies, whether independent or holding companies?

Yes. Our level of engagement with agencies remains the same.

28. What will happen to my RSUs that are scheduled to vest in the future?

Until the transaction closes, LiveRamp and Publicis will remain separate companies, and LiveRamp will continue to operate much as we do today. That means that all stock grants will continue to vest in line with previous schedules. When the transaction with Publicis is completed, you will continue to have the same vesting schedule, and will receive $38.50 in cash per share, as Restricted Cash Units.

29. What will happen to the Employee Stock Purchase Program (ESPP)?

The most recent ESPP offering period concluded on May 31, 2026. Accumulated contributions during that period were used to purchase shares under the standard plan rules. As of June 1, 2026, the next offering period has been suspended and no payroll deductions are being made. Once the transaction closes, the ESPP will be terminated. If you have questions about your ESPP account, contact stockadmin@liveramp.com. We will share more information about future ESPP programs when more details become available closer to the transaction completion.

30. Will employee benefits change under Publicis?

Our benefits offerings for the next year will remain comparable to the 2026 offerings. We will host our standard Open Enrollment period later this year. During that time, you will receive detailed guides, plan comparisons, and invitations to informational sessions to help you make the best choices for you and your family.

31. Is there a workforce reduction planned as part of the transition/once the transaction closes?

●	We are still very early in the process. We expect that operating as part of a more global company with additional resources will provide expanded growth and development opportunities for our team.
●	Decisions around organizational structure, individual roles and responsibilities have not been made, though it’s important to emphasize that Publicis is acquiring LiveRamp not only for our innovative technology, but the immense talent that has built and shaped this company.
●	We commit to being transparent with our employees, sharing updates as appropriate, and making sure people hear directly from leadership as decisions are made.

32. If my role is impacted or eliminated after the acquisition closes, will I be eligible for a severance package and transition support?

In the event that your role is impacted or eliminated within one year following deal close, you will be eligible for a generous and competitive severance package and transition support under the LiveRamp severance plan, based on job role level and years of service. Additionally, if you hold equity, all outstanding equity will vest.

33. Do we have plans to close any of our offices? Will we be combining offices with other Publicis entities in any major cities?

We are still very early in the process. There are many details to work through as we make progress toward close. Any potential changes to office policies, co-working arrangements, or real estate integration will be evaluated and communicated after the deal officially closes.

34. Will I be able to go work in a Publicis office if it is closer to my home than my current LiveRamp office?

We are still very early in the process. There are many details to work through as we make progress toward close.

Until the acquisition officially closes, LiveRamp and Publicis Groupe continue to operate as two separate companies, and accessing or working from Publicis facilities is not permitted at this stage.

35. What will be the RTO policy once the transaction closes? Will remote employees be asked to return to an office?

Any potential changes to office policies, co-working arrangements, or real estate integration will be evaluated and communicated after the deal officially closes, which is expected to occur before year-end 2026.

36. Will we see any impact to our visa or immigration status as part of this acquisition?

LiveRamp’s Immigration Team is closely tracking the acquisition and is dedicated to preserving the immigration status of all impacted employees. We are evaluating each case based on visa type, and we expect any impact to be minimal for most. Importantly, there are no action items required from any employee involved in the immigration process at this time. If you have any questions, please reach out to Mona Ghasemian.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of, and subject to the protections of, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, concerning Publicis, LiveRamp, the proposed transaction and other matters. Forward-looking statements contained herein could include, among other things, statements regarding the anticipated timing of the consummation of the proposed transaction; statements about management’s confidence in and strategies for performance of the combined businesses; expectations for new and existing products, technologies and opportunities; and expectations regarding growth, sales, cash flows, and earnings. Forward-looking statements can be identified by the use of such terms as “may,” “could,” “expect,” “anticipate,” “intend,” “believe,” “likely,” “estimate,” “outlook,” “plan,” “contemplate,” “project,” “target” or other comparable terms. These forward-looking statements are not guarantees of future performance. Actual results may differ materially from the forward-looking statements as a result of a number of risks and uncertainties, many of which are outside the parties’ control. Many factors could cause actual future events to differ materially from the forward-looking statements in this communication including, but not limited to: (1) failure of the closing conditions in the merger agreement to be satisfied, or any unexpected delay in closing the proposed transaction or the occurrence of any event, change, or other circumstance that could give rise to the right of one or multiple of the parties to terminate the definitive agreement between Publicis and LiveRamp; (2) the possibility that the transaction does not close when expected or at all because required regulatory, shareholder, or other approvals are not received or satisfied on a timely basis or at all; (3) the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events, including those resulting from the announcement, pendency or completion of the transaction; (4) risks that the new businesses will not be integrated successfully or that the combined companies will not realize estimated cost savings, value of certain tax assets, synergies and growth or that such benefits may take longer to realize than expected; (5) failure to realize anticipated benefits of the combined operations; (6) risks relating to unanticipated costs of integration; (7) ability to hire and retain key personnel; (8) ability to successfully integrate the companies’ businesses; (9) the potential impact of announcement or consummation of the proposed transactions on relationships with third parties, including clients, employees and competitors, including reputational risk; (10) ability to attract new clients and retain existing clients in the manner anticipated; (11) reliance on and integration of information technology systems; (12) suffering reduced profits or losses as a result of intense competition; or (13) potential litigation that may be instituted against LiveRamp or its directors or officers related to the proposed transaction or the merger agreement. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that affect the parties’ businesses, including those described in LiveRamp’s Annual Report on Form 10-K for the year ended March 31, 2026, in Part I “Cautionary Statements Relevant to Forward-Looking Information” and Part I, Item 1A, “Risk Factors,” as updated by subsequent Quarterly Reports on Form 10-Q, which are filed with the Securities and Exchange Commission (the “SEC”) and those described in documents Publicis has filed with the Autorité des Marchés Financiers (the French securities regulator). The parties do not undertake, nor do they have, any obligation to provide updates or to revise any forward-looking statements.

NO OFFER OR SOLICITATION

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and applicable regulations.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed transaction, LiveRamp Holdings, Inc. will be filing documents with the SEC, including preliminary and definitive proxy statements relating to the proposed transaction (the “proxy statement”). The definitive proxy statement will be mailed to LiveRamp’s shareholders in connection with the proposed transaction. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PRELIMINARY AND DEFINITIVE PROXY STATEMENTS AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Any vote in respect of resolutions to be proposed at LiveRamp’s shareholder meeting to approve the proposed transaction should be made only on the basis of the information contained in LiveRamp’s proxy statement and documents incorporated by reference therein. Investors and security holders may obtain free copies of these documents (when they are available) and other related documents filed with the SEC at the SEC’s website at www.sec.gov or on LiveRamp’s website at www.liveramp.com.

PARTICIPANTS IN THE SOLICITATION

Publicis, LiveRamp and their respective directors and certain of their respective executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of LiveRamp in respect of the proposed transactions contemplated by the proxy statement. Information regarding the persons who are, under the rules of the SEC, participants in the solicitation of the shareholders of LiveRamp in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement when it is filed with the SEC. Information about the directors and executive officers of LiveRamp and their ownership of shares of LiveRamp common stock and other securities of LiveRamp can be found in the sections entitled “Nominees and Continuing Directors,” “Stock Ownership,” “Compensation Discussion and Analysis,” “Compensation Tables,” and “Non-Employee Director Compensation” included in LiveRamp’s proxy statement in connection with its 2025 Annual Meeting of Shareholders, filed with the SEC on June 27, 2025; in the Form 3 and Form 4 initial statements of beneficial ownership and statements of changes in beneficial ownership filed with the SEC by LiveRamp’s directors and executive officers; and in other documents subsequently filed by LiveRamp with the SEC, including LiveRamp’s proxy statement relating to the proposed transaction when it becomes available. Investors and security holders may obtain free copies of these documents and other related documents filed with the SEC at the SEC’s website at www.sec.gov or on LiveRamp’s website at www.liveramp.com.